Exhibit 99.1

SUMMARY OF COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

On January 22, 2020, the Board of Directors of J.B. Hunt Transport Services, Inc. (the “Company”), through its Executive Compensation Committee or independent directors, approved the following compensation for each of the Company’s named executive officers and for the Chairman of the Board. All base salaries are effective February 3, 2020. The following compensation excludes awards which may be made under our Management Incentive Plan:

			All Other
	Base	Bonus	Compensation
Named Executive Officer	Salary	($)	($)

John N. Roberts, III
President and CEO	$915,000	(1)	(3), (4)

David G. Mee
EVP, Finance and Administration and CFO	$540,000	(1)	(3), (4)

Terrence D. Matthews
EVP, President of Intermodal	$525,000	(1)	(3), (4)

Shelley Simpson
EVP, President of ICS and Truckload and CMO	$540,000	(1)	(3), (4)

Nicholas Hobbs
EVP, President of DCS	$540,000	(1)	(3), (4)

Kirk Thompson
Chairman of the Board	$375,000	(2)	(3), (4)

(1)

The Company has a performance-based bonus program that is related to the Company’s operating income for calendar year 2020 (the “2020 Company Bonus Plan”). According to the 2020 Company Bonus Plan, each of the Company’s named executive officers may earn a bonus ranging from zero to 55% of the executives’ annual base salary. The Company also has a Performance Growth Incentive bonus plan for calendar year 2020 (the “2020 PGI Bonus Plan”) that is related to the Company’s net revenue and earnings before taxes for calendar year 2020. Under the plan, John Roberts, as President and CEO, may earn a bonus ranging from zero to 121% of base salary. Each other named executive officer may earn a bonus ranging from zero to 88% of base salary.

(2)	Kirk Thompson, as Chairman of the Board, is not eligible to participate in the 2020 Company Bonus Plan or the 2020 PGI Bonus Plan.

(3)

The Company will reimburse each named executive officer up to $10,000 for actual expenses incurred for legal, tax and estate plan preparation services. The Company also provides certain other perquisites which are disclosed annually in the Company’s proxy statement for its Annual Meeting of Stockholders.

(4)

The Company has a 401(k) retirement plan that includes matching contributions on behalf of each of the named executive officers. The plan is expected to pay each named executive officer approximately $6,000 during 2020.